SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 30, 2011
NYTEX ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	53915	84-1080045
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)
12222 Merit Drive, Suite 1850
Dallas, Texas 75251
(Address of principal executive office)
972-770-4700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On September 30, 2011, NYTEX Energy Holdings, Inc. (the “Company”), and certain of its subsidiaries (namely, NYTEX FDF Acquisition, Inc. (“NYTEX Acquisition”), New Francis Oaks, LLC, formerly known as Francis Oaks, LLC (“New Francis”), and Francis Drilling Fluids, Ltd. (“FDF”)) (collectively, the Company and these subsidiaries, the “NYTEX Parties”) entered into a Forbearance Agreement (the “Forbearance Agreement”) with WayPoint Nytex, LLC (“WayPoint”), relating to WayPoint’s mezzanine debt financing to the NYTEX Parties made pursuant to the Preferred Stock and Warrant Purchase Agreement, dated November 23, 2010 (the “WayPoint Purchase Agreement”), as more fully described on the Company’s Form 8-K filed on November 30, 2010. Pursuant to the Forbearance Agreement, WayPoint agreed to forbear from exercising its rights and remedies resulting from (i) events of default under the WayPoint Purchase Agreement, as outlined in a default letter from WayPoint dated April 14, 2011 (the “Default Letter”), and (ii) the NYTEX Parties’ failure to repurchase all securities that WayPoint acquired in connection with the WayPoint Purchase Agreement (the “WayPoint Securities”) for an aggregate purchase price of $30,000,000, as demanded by WayPoint in its May 4, 2011 Put Election Notice (“Put Notice”), which failure resulted in an additional event of default under the WayPoint Purchase Agreement. These defaults, the Default Letter and the Put Notice are more fully described on the Company’s Form 8-K filed on May 10, 2011.
     To induce WayPoint to enter into the Forbearance Agreement, the NYTEX Parties have agreed to, among other things, within 60 days after the effective date of the Forbearance Agreement, September 29, 2011 (the “Forbearance Effective Date”), recapitalize the NYTEX Parties (the “Recapitalization”) by effecting a repurchase the WayPoint Securities for the aggregate purchase price equal to the sum of $32,371,264 as of September 30, 2011 (which sum reflects the $30,000,000 amount set forth in the Put Notice plus accrued interest on other WayPoint Securities), plus interest accruing at the default rate set forth in the WayPoint Purchase Agreement through the closing date of the Recapitalization (the “Closing”), plus payment by the NYTEX Parties of reasonable legal fees and disbursements incurred by WayPoint.
     Some of the other inducements for WayPoint’s forbearance include (a) the retention by NYTEX Acquisition, New Francis, and FDF of a business improvement officer with executive officer authority over operations and reporting to the Boards of Directors of NYTEX Acquisition, New Francis and FDF, (b) FDF’s payment of WayPoint’s reasonable fees and expenses associated with the Default Letter, the Put Notice and the Forbearance Agreement, (c) the Company’s agreement to identify, no later than 35 days after the Forbearance Effective Date, a lead investor in connection with the Recapitalization, or otherwise reasonably satisfy WayPoint that such Recapitalization is adequately progressing, and (d) provision to WayPoint’s financial advisor of reasonable access to the books, records, properties, officers, employees and legal and financial advisors of the NYTEX Parties as well as payment for such advisor’s reasonable fees.
     WayPoint’s agreement to forbear ends on the earlier of 60 days after the Forbearance Effective Date, (the “Forbearance Period”) or the occurrence of a “Forbearance Default,” defined in the Forbearance Agreement. The term “Forbearance Default” includes nine categories of events, which are listed in Section 1(f) of the Forbearance Agreement and which list includes, among other events, the occurrence of any Default or Event of Default (without taking into account any grace or cure periods) under the WayPoint Purchase Agreement other than the Current Events of Default, and failure to comply with any term, condition or covenant in the Forbearance Agreement.
     To induce the NYTEX Parties to enter into the Forbearance Agreement, WayPoint agreed to, among other things, until the earlier to occur of the Closing or the termination of the Forbearance

Period, forbear from exercising rights and remedies under the WayPoint Purchase Agreement, including but not limited to (1) exercising warrant rights to acquire a majority of the Company’s outstanding common stock, (2) effecting any change in the Company’s officers or directors, (3) taking any further action to enforce any of its rights under the WayPoint Purchase Agreement with respect to events of default, and (4) having its financial advisor actively and publicly market NYTEX Acquisition, New Francis, and FDF for sale to a third party.
     In the Forbearance Agreement, the NYTEX Parties and WayPoint also agreed to mutual releases from and to each other, and their related parties relating to facts existing on or before the Forbearance Effective Date that relate to the WayPoint Purchase Agreement, related documents, and the relations among the parties.
     The foregoing summary of the Forbearance Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Forbearance Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d)    Exhibits.

Exhibit 10.1	Forbearance Agreement dated September 29, 2011, by and among NYTEX Energy Holdings, Inc., NYTEX FDF Acquisition, Inc., New Francis Oaks, LLC, Francis Drilling Fluids, Ltd., and WayPoint Nytex, LLC

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 6, 2011	NYTEX ENERGY HOLDINGS, INC.
/s/ Kenneth K. Conte
Kenneth K. Conte,
Executive Vice President and CFO